FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-12

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 08/16/24 12:24:24 UTC-4:00
Subject:	WFCM 2024-C63 **IO ANNOUNCEMENT/GUIDANCE** PUBLICS

WFCM 2024-C63 **Public IO Announcement/Guidance**

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, Goldman Sachs & Co. LLC, J.P. Morgan and Société Générale
Co-Managers:	Academy Securities, Drexel Hamilton and Siebert Williams Shank

Publicly Offered Certificates

Class	(Fitch/KBRA/Moody's)	Available Size ($MM)	Proceeds	Guidance
X-A	AAAsf/AAA(sf)/Aaa(sf)	$481.530	~$37.529+MM	J+165A
X-B	A-sf/AAA(sf)/NR	$147.039	~$5.287+MM	J+150A <- Auction

Bids due at 10AM ET

MONDAY 8/19

POOL BALANCE:	$713,960,139
NUMBER OF LOANS/PROPERTIES:	30 / 30
WA MORTGAGE INT. RATE:	6.3267%
WA CUT-OFF LTV:	45.7%
WA UW NCF DSCR:	2.52x
WA UW NOI DEBT YLD:	17.4%
WA ORIG TERM TO MATURITY:	117
TEN LARGEST LOANS:	68.8%
LOAN SELLERS:	WFB (40.9%), AREF2 (19.3%), JPMCB (17.8%), NCB (11.9%), GSMC (7.0%), SGFC (3.1%)
TOP 5 STATES:	NY (29.2%), CA (16.8%), TX (12.4%), AZ (8.8%), SC (8.4%)
TOP 5 PROPERTY TYPES:	RT (26.9%), HT (23.2%), MF (16.8%), OF (16.5%), IN (9.1%)

RISK RETENTION:	L-shape

MASTER SERVICERS:	Wells Fargo Bank, National Association and National Cooperative Bank, N.A.
SPECIAL SERVICERS:	Argentic Services Company LP and National Cooperative Bank, N.A.
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	Argentic Securities Holdings 2 Cayman Limited, an affiliate of Argentic Real Estate Finance 2 LLC and Argentic Services Company LP
TIMING
ANTICIPATED PRICING:	Week of August 19, 2024
ANTICIPATED SETTLEMENT:	August 29, 2024
THIRD PARTY PASSWORDS:
Bloomberg:
Dealname:	WFCM 2024-C63
Password:	WFCM24C63

Trepp:
Dealname:	WFCM 2024-C63
Password:	WFCM24C63

Intex:
Dealname:	WFC24C63
Password:	aqdih8oq0o29ohckz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.